Exhibit 99.1

FOR IMMEDIATE RELEASE

2400 Xenium Lane North, Plymouth, MN 55441 • (763) 551-5000 • www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Peter G. Michielutti
Senior Vice President
Chief Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Investor Relations:
Jean Fontana
ICR, Inc.
(646) 277-1214

Christopher & Banks Announces New Five-Year $50 Million Secured Credit Facility

MINNEAPOLIS — JULY 12, 2012 — Christopher & Banks Corporation (NYSE: CBK), a specialty women’s apparel retailer, today announced it has entered into a new senior secured revolving credit facility (the “New Credit Facility”) in the amount of up to $50 million with Wells Fargo Capital Finance, part of Wells Fargo & Company (NYSE: WFC). The New Credit Facility provides committed revolving funding through July 2017, and replaces the Company’s $50 million credit facility that was scheduled to mature on June 30, 2014.

Peter G. Michielutti, Senior Vice President, Chief Financial Officer of Christopher & Banks, commented, “We are pleased to have successfully completed our New Credit Facility under favorable terms. This New Credit Facility will provide Christopher & Banks with enhanced liquidity and greater capital flexibility with fewer covenants, as compared to the prior credit facility. The completion of this financing provides us additional support to execute our operating and strategic plans.”

The amount of credit that is available under the New Credit Facility is determined as a percentage of the value of eligible inventory, credit card receivables and, subject to post-closing requirements, owned real estate, as reduced by certain reserves, all as more fully described in the New Credit Facility. The funds from the New Credit Facility may be used for working capital, issuance of letters of credit, capital expenditures and other corporate purposes.

The New Credit Facility contains one financial covenant, which requires the Company to maintain excess availability at all times equal to at least the greater of: (i) 10% of the Loan Cap (as defined in the New Credit Facility) and (ii) $3 million, in each case, as further described in the New Credit Facility. The Company does not currently anticipate borrowing under the New Credit Facility, but does intend to continue its use of letters of credit primarily with respect to purchasing goods from certain of its apparel vendors.

The Company and its subsidiaries are obligors under the New Credit Facility. The New Credit Facility is secured by substantially all assets of the Company and its subsidiaries, as well as the stock of the Company’s subsidiaries.

Additional information regarding the New Credit Facility will be available in a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission on or prior to July 18, 2012.

About Christopher & Banks

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing. As of July 12, 2012, the Company operates 655 stores in 44 states consisting of 386 Christopher & Banks stores, 179 stores in their women’s plus size clothing division CJ Banks, 65 dual stores and 25 outlet stores. The Company also operates the www.ChristopherandBanks.com and www.CJBanks.com e-commerce websites.

About Wells Fargo Capital Finance

Wells Fargo Capital Finance is the trade name for certain asset-based lending, accounts receivable and purchase order finance services of Wells Fargo & Company and its subsidiaries, and provides traditional asset-based lending, specialized senior secured financing, accounts receivable financing, purchase order financing and channel finance to companies across the United States and internationally. Dedicated teams within Wells Fargo Capital Finance provide financing solutions for companies in specific industries such as retail, software publishing and high-technology, commercial finance, staffing, government contracting and others. For more information, visit wellsfargocapitalfinance.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions and include statements (i) that the Company does not currently anticipate borrowing under the New Credit Facility, but does intend to continue its use of letters of credit primarily with respect to purchasing goods from certain of its apparel vendors. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to: (i) the inherent difficulty in forecasting consumer buying and retail traffic patterns which may be affected by factors beyond our control, such as a weakness in overall consumer demand; adverse weather, economic or political conditions; and shifts in consumer tastes or spending habits that result in reduced sales; (ii) lack of acceptance of the Company’s fashions, including its seasonal fashions; (iii) the ability of the Company’s infrastructure and systems to adequately support our operations; (iv) the effectiveness of the Company’s brand awareness, marketing programs and efforts to enhance the in-store experience; (v) the possibility that, because of poor customer response to our merchandise, management may determine it is necessary to sell merchandise at lower than expected margins or at a loss; (vi) the failure to successfully implement the Company’s strategic and tactical plans; (vii) general economic conditions could lead to a reduction in store traffic and in consumer spending on women’s apparel; (viii) fluctuations in the levels of the Company’s sales, expenses or earnings; and (ix) risks associated with the performance and operations of the Company’s Internet operations.

Readers are cautioned not to place undue reliance on these forward-looking statements which are based on current expectations and speak only as of the date of this release. The Company does not assume any obligation to update or revise any forward-looking statement at any time for any reason.

Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Company’s website under “Investor Relations” and you are urged to carefully consider all such factors.

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